Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the prospectus constituting a part of this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (No. 333-166531), of our report dated March 25, 2011, except for Note 15, as to which the date is December 21, 2011, relating to the consolidated financial statements of Titan Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Titan Pharmaceuticals, Inc. for the year ended December 31, 2010.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

December 21, 2011